Exhibit 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

CORTEX PHARMACEUTICALS, INC.,

a Delaware corporation

CORTEX PHARMACEUTICALS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

(1) The name of the corporation is Cortex Pharmaceuticals, Inc. (the “Corporation”). The Corporation was originally incorporated under the name X-Age, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 1987.

(2) This Second Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation.

(3) The text of the Restated Certificate of Incorporation, as heretofore amended or supplemented, is hereby restated to read in its entirety as follows:

“FIRST: The name of this corporation is Cortex Pharmaceuticals, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, county of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 210,000,000 consisting of 205,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

(2) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series and the designations, powers, preferences, rights, qualifications, limitations, and restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

(B) 9% Cumulative Convertible Preferred Stock

A series of Preferred Stock, consisting of 1,250,000 shares of the authorized but unissued Preferred Stock of the Corporation is hereby created. The designation, powers, preferences, rights, qualifications, limitations, and restrictions of this series, are as follows:

(1) Designation of Series. The designation of the series of preferred stock created hereby shall be 9% Cumulative Convertible Preferred Stock, par value .001 per share (the “9% Preferred Stock”). The shares of the 9% Preferred Stock shall be fully-paid and nonassessable.

The number of shares of 9% Preferred Stock may be decreased (but not below the number of shares then outstanding) or increased by a certificate executed, acknowledged, filed, and recorded in accordance with the General Corporation Law of the State of Delaware setting forth a statement that a specified decrease or increase, as the case may be, thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation.

(2) Dividends. The fixed dividend rate for the 9% Preferred Stock shall be $.09 per share per annum, and no more, and dividends shall be cumulative from June 15, 1989 payable in equal semiannual amounts on the fifteenth day of June and December in each year for the semiannual dividend periods ending respectively on the dates immediately preceding such dates, commending on June 15, 1989.

(3) Conversion. The holders of shares of 9% Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time on the following terms and conditions:

(a) Each share of 9% Preferred Stock shall be convertible at the option of the holder thereof at the office of the Corporation or at the office of the transfer agent, if any, for the 9% Preferred Stock into shares of duly authorized, fully paid, and non-assessable shares of Common Stock at the conversion price of $1.50 per share of Common Stock (the “Conversion Rate”), subject to adjustment as provided in Section (B)(3)(c) of this Article FOURTH. The number of shares of Common Stock to be delivered upon conversion of the 9% Preferred Stock shall be determined by dividing the liquidation amount ($1.00 per share) of the shares surrendered by the Conversion Rate at the time of surrender, calculated to the nearest 1/100th of a share (fractions of less than 1/100 being disregarded). The Corporation shall make no payment or adjustment on the account of any unpaid cumulative dividends on the shares of 9% Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock. In case of the call for redemption by the Corporation of any shares of 9% Preferred Stock, such right of conversion shall cease and terminate, as to the shares designated for redemption, from and after the dates specified for redemption pursuant to the provisions of Section (B)(5) of this Article FOURTH.

(b) Before any holder of shares of 9% Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or the transfer agent therefore, if any, and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of

9% Preferred Stock, or to deliver to such holder of shares of 9% Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for 9% Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee or nominees, a new certificate or certificates representing the aggregate of the unconverted shares of 9% Preferred Stock. Shares of 9% Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(c) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall (w) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (x) subdivide its outstanding shares of Common Stock, (y) combine its outstanding shares of Common Stock into a smaller number of shares, or (z) issue by reclassification of its shares of Common Stock any shares of capital stock of the corporation, the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of 9% Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action had such shares of 9% Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

(ii) In case the Corporation shall issue to holders of shares of its outstanding Common Stock generally any rights, options, or warrants entitling them to subscribe for or purchase (w) shares of its Common Stock, (x) any assets of the Corporation, (y) any securities of the Corporation (except its Common Stock) or of any corporation other than the Corporation, or (z) any rights, options, or warrants entitling them to subscribe for or to purchase any of the foregoing securities, whether or not such rights, options, or warrants are immediately exercisable (hereinafter collectively called a “Distribution on Common Stock”), the Corporation shall issue to the holders of outstanding shares of 9% Preferred Stock the Distribution on Common Stock to which they would have been entitled if they had converted the shares of 9% Preferred Stock held by them into Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock.

(d) De Minimus Changes. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate; provided, however, that any adjustments which by reason of this Section (B)(3)(d) of this Article FOURTH are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section (B)(3)(c) of this Article FOURTH shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(e) Notice of Adjustment. Whenever the Conversion Rate is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Rate to be mailed to the holders of the 9% Preferred Stock.

(f) No Fractional Shares to be Issued. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of 9% Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of 9% Preferred Stock (or specified portions thereof), the corporation shall pay in cash to the holders of such 9% Preferred Stock in respect of such fraction of a share an amount equal to the same fraction of the fair market value per share of Common Stock as determined by the Board of Directors in its sole discretion.

(g) Effect of Sale, Merger or Consolidation. In the event of any capital reorganization of the Corporation, or of any reclassification (other than a change in par value) of the Common Stock, or of any conversion of the Common Stock into securities of another corporation, or the consolidation of the Corporation with, or the merger of the Corporation into, any other corporation where the Corporation is not the surviving corporation or in the event of the sale of all or substantially all of the properties and assets of the Corporation to any other corporation (each such event hereinafter being referred to as a “Capital Change”), a share of 9% Preferred Stock shall be convertible after such Capital Change, upon the terms and conditions herein specified, for the number of shares of stock or other securities or property of the Corporation, or of the corporation into which shares of Common Stock are converted or resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the shares of Common Stock issuable (at the time of such Capital Change) upon conversion of such share of 9% Preferred Stock would have been entitled upon such Capital Change. In any such case, if necessary, the provisions set forth in this Section (B)(3) of Article FOURTH with respect to the rights and interests thereafter of the holders of the 9% Preferred Stock shall be appropriately adjusted so as to be reasonably applicable to any shares of stock or other securities or property thereafter deliverable on the conversion of the 9% Preferred Stock. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock shall not be deemed to be a reclassification of the Common Stock for the purpose of this Section (B)(3)(g) of this Article FOURTH. The Corporation shall not effect any consolidation, merger, or sale resulting in a Capital Change, unless prior to or simultaneously with the consummation thereof, any successor corporation or corporation purchasing such assets shall assume, by written instrument, the obligation to deliver to the holder of each share of 9% Preferred Stock such shares of stock, securities, or assets as the holders of 9% Preferred Stock may be entitled to receive upon exercise of the 9% Preferred Stock in accordance with the foregoing provisions, and the other obligations of the Corporation hereunder.

(h) Notice of Reclassification or Recapitalization, etc.

In case:

(i) the Corporation shall authorize the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

(ii) the Corporation shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets or the change or adoption of a dividend policy;

(iii) of any subdivision, combination, or reclassification of Common Stock, or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Corporation;

then the Corporation shall mail to the holders of 9% Preferred Stock at least 10 days prior to the applicable record date hereinafter specified in clauses (x) and (y) below, a notice stating (x) the date as of which the holders of Common Stock of record to be entitled to receive any such rights, warrants, or distribution are to be determined, or (y) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action. The failure to give the notice required by this Section (B)(3)(h) of this Article FOURTH or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action, or the vote upon any of the foregoing.

(i) Reservation of Shares for Issuance Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon conversion of the 9% Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of the 9% Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable upon conversion of the 9% Preferred Stock as herein provided shall, when issued, be duly authorized, validly issued, and fully paid and nonassessable, free of all liens and charges and not subject to preemptive rights and that, upon conversion of the 9% Preferred Stock, the appropriate capital stock accounts of the Corporation shall be duly credited.

(j) Payment of Taxes on Shares Issued Upon Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of the 9% Preferred Stock shall be made without charge to the converting holders for any tax in respect of the issuance of such certificates and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the shares of the 9% Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the shares of the 9% Preferred Stock Converted, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(4) Redemption of 9% Preferred Stock by Holders.

(a) Right to Redeem 9% Preferred Stock. Subject to and upon compliance with the provisions of this Section (B)(4) of this Article FOURTH, at any time during the six-month period following the date of the written notice referred to in Section (B)(4)(c) of this Article FOURTH, the holder of shares of 9% Preferred Stock shall have the option, but not the obligation, to require the Corporation to redeem his shares of 9% Preferred Stock at a price of $1.00 per share of 9% Preferred Stock to be redeemed. A holder of shares of 9% Preferred Stock wishing to require the Corporation to redeem such shares shall surrender the shares which are to be so appointed by the Corporation for such purpose at any time during such six-month period during usual business hours accompanied by a written notice of election to redeem and, if so required by the Corporation, by a written instrument or instruments of transfer in form satisfactory to the Corporation duly executed by the holder or his attorney duly authorized in writing.

(b) Payment of Redemption Price. As promptly as practicable after the surrender, as herein provided, of shares of 9% Preferred Stock for redemption, the Corporation shall pay or cause to be paid to or upon the written order of the holder of the shares of 9% Preferred Stock so surrendered an amount equal to $1.00 multiplied by the number of shares so surrendered in accordance with the provisions of Section (B)(4)(a) of this Article FOURTH. Such redemption shall be deemed to have occurred at the time that such shares of 9% Preferred Stock shall have been surrendered for redemption in accordance herewith and the rights of the holder of such shares of 9% Preferred Stock as a holder of 9% Preferred Stock shall cease at such time. In the case of any shares of 9% Preferred Stock which are redeemed in part only, upon such redemption the Corporation shall execute the deliver to the holder thereof, as requested by such holder, a new certificate for shares of 95 Preferred Stock of authorized denominations equal to the unredeemed portion of such shares of 9% Preferred Stock.

(c) Notice of Right of Redemption. Within 30 days after the Corporation determines that, as of the last day of any calendar quarter, the total stockholders’ equity of the Corporation exceeds $5,000,000 ( as determined in accordance with generally accepted accounting principles applied in a consistent manner with prior periods), the Corporation shall give notice thereof to the holders of the 9% Preferred Stock. Such notice shall specify the redemption price and the period of time during which holders of 9% Preferred Stock may cause such shares to be redeemed by the Corporation as described in Section (B)(4) of this Article FOURTH.

(5) Redemption of 9% Preferred Stock by the corporation.

(a) Right to Redeem 9% Preferred Stock. The 9% Preferred Stock may be redeemed, at the option of the Corporation, in whole or in part, at any time at a price of $1.00 per share. If the Corporation desires to redeem the shares of 9% Preferred Stock, the Corporation shall give the holders thereof notice of such redemption, which notice shall set forth the number of shares to be redeemed and the place and date fixed for redemption, which date shall be not less than 30 nor more than 60 days after the date of such notice. On the date fixed for redemption, the holders of shares of 9% Preferred Stock shall surrender the certificates therefore against payment of the redemption amount. If the shares of 9% Preferred Stock are to be redeemed in part, each such redemption shall be applied pro rata to the shares of 9% Preferred Stock then outstanding.

(b) Payment of Redemption Price. As promptly as practicable after the surrender, as herein provided, of shares of 9% Preferred Stock for redemption, the Corporation shall pay or cause to be paid to or upon the written order of the holder of the shares of 9% Preferred Stock so surrendered an amount equal to $1.00 multiplied by the number of shares so surrendered in accordance with the provisions of Section (B)(5)(a) of this Article FOURTH. Such redemption shall be deemed to have occurred at the time that such shares of 9% Preferred Stock shall have been surrendered for redemption in accordance herewith and the rights of the holder of such shares of 9% Preferred Stock as a holder of 9% Preferred Stock shall cease at such time. In the case of any shares of 9% Preferred Stock which are redeemed in part only, upon such redemption the Corporation shall execute and deliver to the holder thereof, as requested by such holder, a new certificate for shares of 9% Preferred Stock of authorized denominations equal to the unredeemed portion of such shares of 9% Preferred Stock.

(6) Voting. Other than any voting rights created by applicable law, the holders of shares of 9% Preferred Stock shall not be entitled to vote at any election of directors or any other matter upon which holders of the Common Stock have the right to vote or to receive notice of any meeting of stockholders.

(7) Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, distribution of all or substantially all of the assets, dissolution, or winding-up of the Corporation (any such event being hereinafter referred to as a “Liquidation Transaction”), any payment or distribution of the assets of the Corporation (whether capital or surplus), or the proceeds thereof, shall be made to or set apart in the following order of preference: (i) the holders of shares of 9% Preferred Stock shall be entitled to receive payment of $1.00 per share of 9% Preferred Stock held by them, plus any accrued and unpaid dividends on the 9% Preferred Stock, if any (and no more), and, if the assets of the Corporation shall be insufficient to pay in full the preferential amounts set forth in this clause (i), then such assets shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full; and (ii) after payment in full of the preferential amounts set forth in clause (i) above, the holders of shares of Common Stock shall be entitled to receive ratably payment or distribution of the remaining assets per share of Common Stock.

(C) Series A Junior Participating Preferred Stock

A Series of Preferred Stock, consisting of shares of the authorized but unissued Preferred Stock of the Corporation was created by Certificate of Designation filed February 11, 2002, as amended, and designated “Series A Junior Participating Preferred Stock.” The number of shares, designation, powers, preferences, rights, qualifications, limitations, and restrictions of this series, are as set forth in Exhibit A attached hereto.

(D) Series B Convertible Preferred Stock

A Series of Preferred Stock, consisting of shares of the authorized but unissued Preferred Stock of the Corporation was created by Certificate of Designation filed April 29, 1991, as amended, and designated “Series B Convertible Preferred Stock.” The number of shares, designation, powers, preferences, rights, qualifications, limitations, and restrictions of this series, are as set forth in Exhibit B attached hereto.

FIFTH: Election of directors need not be by written ballot.

SIXTH: The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation, except as and to the extent provided in the By-Laws.

SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article SEVENTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted by the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

EIGHTH: No director of the corporation shall be liable to the corporation or any of its stockholders for monetary damages, for breath of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.

If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this corporation.”

(4) The foregoing Second Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation has been signed under the seal of the Corporation by Mark A. Varney, Ph.D., its President and Chief Executive Officer, and attested to by Maria S. Messinger, its Secretary, this 19th day of May, 2010.

CORTEX PHARMACEUTICALS, INC.

		By:	/s/ Mark A. Varney
Mark A. Varney, Ph.D.,
President and Chief Executive Officer

ATTEST:

By:	/s/ Maria S. Messinger
Maria S. Messinger,
Secretary

EXHIBIT A

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES

AND PRIVILEGES OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CORTEX PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General Corporation Law

of the state of Delaware

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock,” par value $.001 per share, and the number of shares constituting such series shall be 205,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after February 5, 2002 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend payable in shares of Common Stock.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 2 hereof.

(B) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(C) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Junior Participating Preferred Stock, available to permit payment in full of the $1,000.00 per share amount, the amount required to be paid under this Section 6(A)(1) shall, subject to Section 6(B) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Junior Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the “Series A Liquidation Preference”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. The Series A Junior Participating Preferred Stock shall rank senior to the Corporation’s Common Stock.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

EXHIBIT B

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES

AND PRIVILEGES OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CORTEX PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General Corporation Law

of the state of Delaware

(1) Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 37,500. The number of shares of Series B Preferred Stock may be decreased (but not below the number of shares then outstanding) or increased by a certificate executed, acknowledged, filed, and recorded in accordance with the General Corporation Law of the State of Delaware setting forth a statement that a specified decrease or increase, as the case may be, thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.

(2) Conversion. The holders of shares of Series B Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time on the following terms and conditions:

(a) Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at the office of the Corporation or at the office of the transfer agent, if any, for the Series B Preferred Stock into shares of duly authorized, fully paid, and non-assessable shares of Common Stock at the conversion price of $1.359 per share of Common Stock (the “Conversion Rate”), subject to adjustment as provided in subsection (2)(c) below. The number of shares of Common Stock to be delivered upon conversion of the Series B Preferred Stock shall be determined by dividing the liquidation amount ($0.6667 per share) of the shares surrendered by the Conversion Rate at the time of surrender, calculated to the nearest 1/100th of a share (fractions of less than 1/100 being disregarded). The Corporation shall make no payment or adjustment on the account of any declared but unpaid dividends on the shares of Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock.

(b) Before any holder of shares of Series B Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the transfer agent therefor, if any, and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of Series B Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series B Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee or nominees, a new certificate or certificates representing the aggregate of the unconverted shares of Series B Preferred Stock. Shares of Series B Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(c) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall (w) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (x) subdivide its outstanding shares of Common Stock, (y) combine its outstanding shares of Common Stock into a smaller number of shares, or (z) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action had such shares of Series B Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

(ii) In case the Corporation shall issue to holders of shares of its outstanding Common Stock generally any rights, options, or warrants entitling them to subscribe for or purchase (w) shares of its Common Stock, (x) any assets of the Corporation, (y) any securities of the Corporation (except its Common Stock) or of any corporation other than the Corporation, or (z) any rights, options, or warrants entitling them to subscribe for or to purchase any of the foregoing securities, whether or not such rights, options, or warrants are immediately exercisable (hereinafter collectively called a “Distribution on Common Stock”), the Corporation shall issue to the holders of outstanding shares of Series B Preferred Stock the Distribution on Common Stock to which they would have been entitled if they had converted the shares of Series B Preferred Stock held by them into Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock.

(d) De Minimus Changes. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate; provided, however, that any adjustments which by reason of this subsection (2)(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under subsection (2)(c) above shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(e) Notice of Adjustment. Whenever the Conversion Rate is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Rate to be mailed to the holders of the Series B Preferred Stock.

(f) No Fractional Shares to be Issued. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock (or specified portions thereof), the Corporation shall pay in cash to the holders of such Series B Preferred Stock in respect of such fraction of a share an amount equal to the same fraction of the fair market value per share of Common Stock as determined by the Board of Directors in its sole discretion.

(g) Effect of Sale, Merger, or Consolidation. In the event of any capital reorganization of the Corporation, or of any reclassification (other than a change in par value) of the Common Stock, or of any conversion of the Common Stock into securities of another corporation, or the consolidation of the Corporation with, or the merger of the Corporation into, any other corporation where the Corporation is not the surviving corporation or in the event of the sale of all or substantially all of the properties and assets of the Corporation to any other corporation (each such event hereinafter being referred to as a “Capital Change”), a share of Series B Preferred Stock shall be convertible after such Capital Change, upon the terms and conditions herein specified, for the number of shares of stock or other securities or property of the Corporation, or of the corporation into which shares of Common Stock are converted or resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the shares of Common Stock issuable (at the time of such Capital Change) upon conversion of such share of Series B Preferred Stock would have been entitled upon such Capital Change. In any such case, if necessary, the provisions set forth in this subsection (2) with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock shall be appropriately adjusted so as to be reasonably applicable to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series B Preferred Stock. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock shall not be deemed to be a reclassification of the Common Stock for the purpose of this subsection (2)(g). The Corporation shall not effect any consolidation, merger, or sale resulting in a Capital Change, unless prior to or simultaneously with the consummation thereof, any successor corporation or corporation purchasing such assets shall assume, by written instrument, the obligation to deliver to the holder of each share of Series B Preferred Stock such shares of stock, securities, or assets as the holders of Series B Preferred Stock may be entitled to receive upon exercise of the Series B Preferred Stock in accordance with the foregoing provisions, and the other obligations of the Corporation hereunder.

(h) Notice of Reclassification or Recapitalization, etc.

In case:

(i) the Corporation shall authorize the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

(ii) the Corporation shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets or the change or adoption of a dividend policy;

(iii) of any subdivision, combination, or reclassification of Common Stock, or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Corporation;

then the Corporation shall mail to the holders of Series B Preferred Stock at least 10 days prior to the applicable record date hereinafter specified in clauses (x) and (y) below, a notice stating (x) the date as of which the holders of Common Stock of record to be entitled to receive any such rights, warrants, or distribution are to be determined, or (y) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action. The failure to give the notice required by this subsection (2)(h) or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up, or other action, or the vote upon any of the foregoing.

(i) Reservation of Shares for Issuance Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of the Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable upon conversion of the Series B Preferred Stock as herein provided shall, when issued, be duly authorized, validly issued, and fully paid and nonassessable, free of all liens and charges and not subject to preemptive rights and that, upon conversion of the Series B Preferred Stock, the appropriate capital stock accounts of the Corporation shall be duly credited.

(j) Payment of Taxes on Shares Issued Upon Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of the Series B Preferred Stock shall be made without charge to the converting holders for any tax in respect of the issuance of such certificates and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the shares of the Series B Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the shares of the Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(3) Voting. Other than any voting rights created by applicable law, the holders of shares of Series B Preferred Stock shall not be entitled to vote at any election of directors or any other matter upon which holders of the Common Stock have the right to vote or to receive notice of any meeting of stockholders.

(4) Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, distribution of all or substantially all of the assets, dissolution, or winding-up of the Corporation (any such event being hereinafter referred to as a “Liquidation Transaction”), any payment or distribution of the assets of the Corporation (whether capital or surplus), or the proceeds thereof, shall be made to or set apart in the following order of preference: (i) prior to and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid, by reason of their ownership thereof, the amount of $0.6667 per share of Series B Preferred Stock, plus any declared and unpaid dividends on the Series B Preferred Stock, if any (and no more), and, if the assets of the Corporation then available for distribution shall be insufficient to pay in full the preferential amounts set forth in this clause (i), then such assets shall be distributed ratably among the holders of Series B Preferred Stock in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full; and (ii) after payment in full of the preferential amounts set forth in clause (i) above, the holders of shares of Common Stock shall be entitled to receive ratably payment or distribution of the remaining assets of the Corporation available for distribution.

(5) Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive cash dividends as, if and when declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor.

(6) Redemption by the Corporation.

(a) Right to Redeem. The Series B Preferred Stock may be redeemed, at the option of the Corporation, in whole or in part, at any time after the fifth anniversary date of the Original Issue Date (as such term is defined below) of the Series B Preferred Stock at a price of $0.6667 per share. If the Corporation desires to redeem the shares of Series B Preferred Stock, the Corporation shall give the holders thereof notice of such redemption, which notice shall set forth the number of shares to be redeemed and the place and date fixed for redemption, which date shall be not less than 30 nor more than 60 days after the date of such notice. On the date fixed for redemption, the holders of shares of Series B Preferred Stock shall surrender the certificates therefor against payment of the redemption amount. If the shares of Series B Preferred Stock are to be redeemed in part, each such redemption shall be applied pro rata to the shares of Series B Preferred Stock then outstanding. As used in this Section (6)(a), the term “Original Issue Date” shall refer to the first date on which any shares of Series B Preferred Stock are issued by the Corporation.

(b) Payment of Redemption Price. As promptly as practicable after the surrender, as herein provided, of shares of Series B Preferred Stock for redemption, the Corporation shall pay or cause to be paid to or upon the written order of the holder of the shares of Series B Preferred Stock so surrendered an amount equal to $0.6667 multiplied by the number of shares so surrendered in accordance with the provisions of Section (6)(a) above. Such redemption shall be deemed to have occurred at the time that such shares of Series B Preferred Stock shall have been surrendered for redemption in accordance herewith and the rights of the holder of such shares of Series B Preferred Stock as a holder of Series B Preferred Stock shall cease at such time. In the case of any shares of Series B Preferred Stock which are redeemed in part only, upon such redemption the Corporation shall execute and deliver to the holder thereof, as requested by such holder, a new certificate for shares of Series B Preferred Stock of authorized denominations equal to the unredeemed portion of such shares of Series B Preferred Stock.